Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Merus N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, €0.09 nominal value per share	457(r)	(1)	(1)	(1)		$(2)
	Debt	Debt Securities	457(r)	(1)	(1)	(1)		$(2)
	Other	Warrants	457(r)	(1)	(1)	(1)		$(2)
	Other	Units	457(r)	(1)	(1)	(1)		$(2)
	Equity	Common Shares, €0.09 nominal value per share	457(o)			$300,000,000	0.00014760	$44,280.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$300,000,000		$44,280.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$44,280.00

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional Common Shares is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Shares or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.